EXHIBIT 10.15.3

MANUFACTURING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of April 14, 2005 (the “Effective Date”), by and between McDATA Corporation a Delaware corporation having a principal place of business at 380 Interlocken Crescent, Broomfield, CO 80021 (“McDATA”) and SANMINA-SCI Corporation, a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, California 95134 (“SANMINA-SCI or SSCI”).

For and in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1. SCOPE

This Agreement establishes the non-exclusive terms and conditions under which McDATA agrees to purchase from SSCI and SSCI agrees to manufacture and supply/sell to McDATA certain Products.

2. DEFINITIONS

2.1 “Product(s)” refers to the McDATA products described on the attached Exhibit A, as may be amended from time to time, which meet the specifications agreed upon by the Parties and which McDATA is hereby authorized to purchase and distribute.

2.2 “Minimum Order Quantity” means the minimum quantity for which an SSCI supplier will accept an order.

2.3 Intentionally Left Blank

2.4 “Specifications” means specifications (as stated within Exhibit C), drawings, Bills of Materials (“BOM”) made available by McDATA to SSCI.

2.5 “McDATA Process Documentation” means documents provided by McDATA to SSCI to define the process SSCI shall use to manufacture the Products.

2.6 “SSCI Process Documentation” means the documents used by SSCI to define the process SSCI shall use to manufacture the Products.

2.7 “SSCI Contract Quality Requirements” means the requirements specified on Exhibit F, as provided by McDATA to SSCI, to define the quality assurance procedures and requirements necessary in the manufacture of the Products.

2.8 “Engineering Change Order” or “ECO” means a change to a Specification, McDATA Process Documentation, SSCI Process Documentation, or the Products.

2.9 “Engineering Change Request” or “ECR” means a notification from one party to the other, outlining in detail, the specific requirements of an Engineering Change Order.

2.10 “Manufacturability” means the ability to produce the Products to McDATA’s Specifications, McDATA Process Documentation, SSCI Process Documentation, and SSCI practices and manufacturing capabilities, in accordance with the terms stated in Exhibit F, including without limitation the testability of the Products utilizing the mutually agreed upon Product Acceptance Tests (as defined herein) resulting in commercially acceptable yields.

2.11 “Direct Ship Products” means Product(s) being shipped by SSCI directly to McDATA’s customer.

2.12 “Non-direct Ship Products” means all other Product(s) not being shipped by SSCI directly to McDATA’s customer.

2.13 “Product Acceptance Tests” means the testing array as mutually agreed by the Parties in writing, to be applied by SSCI to individual Products.

2.14 “Finished Goods” means Product that has met the Product Acceptance Test criteria, and is ready for shipment.

2.15 “Transformation Costs” means all costs associated with the manufacture of the Products, excluding raw material costs.

2.16 Intentionally Left Blank

2.17 “End-of-Life” (EOL) means a Product or component which either McDATA or a component supplier has formally communicated will no longer be manufactured.

2.18 Intentionally Left Blank

2.19 “Buffer Inventory” means an agreed upon quantity of Product which shall be built and maintained by SSCI in addition to the current quarters requirements.

2.20 “Delivered Cost” shall mean SANMINA-SCI’s quoted cost of Components as stated on the bill of materials plus material burden as listed within Exhibit E.

2.21 “Obsolete Component” shall mean any component which is not currently used to manufacture McDATA’s Product (whether as a result of an ECO or otherwise)

2.22 “Excess Component” shall mean any component which is not required to meet McDATA’s Orders or the first eight (8) weeks of McDATA’s forecast for which such component was ordered.

3. TERM

The initial term of this Agreement shall commence on the Effective Date and shall continue through the [***][***] of the Effective Date unless sooner terminated by mutual agreement or in accordance with this Agreement. Upon the expiry of the initial term, this Agreement shall continue from year to year until one party terminates the Agreement by giving at least [***][***] prior written notice to the other party. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any purchase order (“Order”) issued hereunder.

4. PRICING

4.1 Pricing. During the term, McDATA shall have the right to purchase from SANMINA-SCI the products specified in Exhibit A hereto, as such Exhibit may be amended from time to time at the prices set forth in Exhibit G (Pricing Quote Model). Prices (a) are in U.S. Dollars, (include McDATA designed packaging where included in the BOM or included in the SSCI quoted price, (b) exclude the items set forth in Section 4.3, and (c) are based on (i) the configuration set forth in the specifications attached hereto as Exhibit C (the “Specifications”) and (ii) the projected volumes.

4.2 Prices. Prices for the Products will be established based on the Pricing Quote Model (Exhibit G) together with the information from the Price Matrix (Exhibit E). Prices for the Products shall be mutually agreed upon by both parties in writing, signed by authorized signatories of each party.

4.3 Exclusions from Price. Prices do not include (a) export licensing of the Product or payment of broker’s fees, duties, tariffs or other similar charges; (b) taxes or charges imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add” or use of the Product which SANMINA-SCI is obligated to pay or collect; and (c) setup, tooling, or non-recurring engineering activities (collectively “NRE Charges”). Any charges for these items shall be separately invoiced.

4.4 Other Price Adjustments. MCDATA acknowledges that the Pricing matrix set forth in Exhibit E is based on the forecasted volumes provided by MCDATA to SANMINA-SCI. McDATA acknowledges that the prices are based on the Specifications and the assumptions set forth in Sanmina-SCI’s quote. In the event SANMINA-SCI experiences an increase in cost as a result of changes in the pricing assumptions or the Specifications and such increase is verified and agreed to by the parties (such cost to be verifiable and agreed to by the parties with such agreement not to be unreasonable withheld).

4.5 Vendor Prices. SSCI understands that McDATA has established and negotiates on a regular basis, special volume price relationships with its component vendors. If, by virtue of these special relationships, McDATA has obtained a better price on certain components than has SSCI, SSCI agrees to purchase such components from said vendors at McDATA’s negotiated price, provided the overall impact of the underlying terms, conditions, economic order quantities and lead times associated with obtaining the better prices can be mutually agreed upon.

4.6 Inventory Revaluation. The parties agree that component materials, which drive approximately [***] of the material cost of Products, will be reviewed and adjusted on a quarterly basis or as mutually agreed to by the Parties and such agreement will not be unreasonably withheld. Product quotes will be updated accordingly on a quarterly basis provided the Parties agree to the “Inventory Revaluation Method” for implementation of quarterly component cost adjustments. The “Inventory Revaluation Method” is defined as McDATA’s payment to SSCI for the difference between the current component standard cost and the new quoted price for same components, multiplied by the quantity of on-hand and on-order (which cannot be adjusted) inventory received prior to purchase of components at the new price. SSCI shall provide a summary of the proposed revaluation including the component part number, present standard, new quote price and the quantity of inventory at the current standard cost. McDATA agrees to issue a purchase order to cover the cost associated with the revaluation of items, which will be cut in within the next quarter, plus any other items at McDATA’s discretion. SSCI shall invoice the total quarterly revaluation purchase order which consists of the net amount of purchase price variance for material purchased in the previous quarter. The effective date for the agreed to revaluation Product pricing shall be the first day of the new calendar quarter. McDATA agrees that the revaluation purchase order shall be issued no later than thirty (30) days after the end of the calendar quarter. The parties agree to quote specific items on a semi-annual basis, for particular products or processes i.e. spares, features, accessories, etc.

4.7 Cost And Price Reviews. The parties agree that one hundred (100%) percent of the component throughput costs and the Transformation Costs will be reviewed and adjusted on a quarterly basis. The pricing matrix contained in Exhibit E shall be jointly reviewed by the parties at an agreed upon frequency, not less than quarterly, and may be modified with the mutual written agreement of the Parties signed by authorized signatories of each party.

4.8 Cost Reductions. SSCI hereby agrees to target overall cost reductions of [***] [***] to [***] [***][***] quarter over quarter. SSCI agrees to document a specific cost reduction plan to drive a [***] [***] [***] [***] minimum quarter over quarter cost reduction. This cost reduction plan shall be jointly reviewed on a minimum of a monthly basis. SSCI and McDATA will mutually develop a quarterly plan to identify cost reduction opportunities in internal processes and component material purchase prices. Reductions, which result directly from McDATA efforts, will be incorporated into the price at the time the cost benefit is realized by SSCI. Reductions, which result from SSCI efforts, will be implemented (as they are approved by McDATA) with [***] of the cost benefits incorporated into the Product sales price at the time the cost benefit is realized by SSCI. Full implementation of the cost reduction will occur [***][***] from the time the cost reduction was realized.

4.9	[***]

5. PAYMENT TERMS/SETOFFS

5.1 Terms. Terms of payment are [***][***][***][***][***][***][***][***][***] from date of invoice. Such invoice may not be dated prior to the date the applicable Products are shipped from SSCI. McDATA is entitled to take such [***] [***] discount if payment is received by Sanmina-SCI on or before the [***] [***] after the date of invoice. Net [***][***] payments by McDATA are not eligible for the discount. Payments are not subject to setoffs or offsets. McDATA will use commercially reasonable efforts to report disputed invoices to SSCI within five (5) business days of McDATA receipt. Disputed invoices not reconciled on or before the [***] invoice discount period shall not be eligible for the [***][***] invoice discount, unless otherwise mutually agreed. Upon request, SSCI will provide backup documentation to support SSCI’s claim for the stated amount of any invoice.

6. PURCHASE ORDERS/FORECAST/RESCHEDULE

6.1 Purchase Orders.

6.1.1 McDATA will issue to SANMINA-SCI specific Orders for Product covered by this Agreement. Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) a description of the Product by model number; (ii) the quantity of the Product; (iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; and (v) transportation instructions. Each Order shall provide an order number for billing purposes, and may include other instructions and terms as may be appropriate under the circumstances.

6.1.2 All Orders shall be confirmed by SANMINA-SCI within [***][***][***] of receipt or less. If an order is not confirmed within one business day, the Parties agree to review said order for acceptance or rejection. In the event SANMINA-SCI is unable to meet the delivery schedule set forth in a proposed Order, the parties shall negotiate in good faith to resolve the disputed matter(s).

6.2 Forecasts. On a monthly basis, McDATA will provide a new forecast so as to maintain a minimum of [***][***] month rolling forecast of its projected orders for Products. Any quantities listed in any forecast beyond the first [***] weeks of said forecast or other correspondence between the parties are only estimates and do not constitute a commitment on McDATA’s part to purchase such quantity. McDATA shall be liable for the first eight weeks of the forecast or other correspondence between the Parties. The balance of such forecasts are made as an accommodation for planning purposes and authorization for SSCI’s purchase of materials as identified in the costed BOMs, which accompany SSCI price quotation, or as provided in Section 6.2. McDATA’s liability for such long lead material is as stated in Section 6.7.4.

6.3 Burst Capacity. SSCI shall maintain assembly process capacity to accommodate a [***][***] increase over projected quarterly demand.

6.4 Purchase Orders and Releases. SSCI shall build Products to a configurable level (semi-finished goods) pursuant to the forecast. For Product to be drop shipped via common carrier, McDATA shall use commercially reasonable efforts, on a daily basis, to issue purchase orders to SSCI by 12:00 noon on a given day for individual orders of Products to be shipped on the following day or in such time as specified on such Purchase Order. Orders will be shipped [***] [***]. For Product to be shipped [***] [***] (Via SSCI truck), releases received by 12 noon will be delivered to McDATA manufacturing site or metro Denver locations, not later than 11:00 a.m. delivery on the second business day after receipt of release. For McDATA releases received after 12:00 noon on a day, SSCI will use commercially reasonable efforts to ship Product without additional expense as requested. In the event alternate shipping methods are required, over-time expense or other premiums to SSCI quoted costs may be required to achieve requested delivery, with prior written approval, such cost shall be borne by McDATA. McDATA may transmit purchase orders and releases in writing, by facsimile or other means of electronic transfer agreed to by the parties. The Parties agree that the terms and conditions of this Agreement take precedence over any pre-printed terms on any purchase order, acknowledgement, notification, or any other document used in performance of this Agreement.

6.5 Non-cancelable Non-returnable (NCNR) Rules for Components. Non-cancelable non-returnable (NCNR) is hereby defined as any component that is unique to McDATA’s Products and/or cannot be returned to the supplier after inventory has been received and cannot be cancelled once components have been placed on order by SSCI. On a quarterly basis with updates as required, SSCI agrees to provide McDATA in writing a list of components that are considered to be NCNR and for which SSCI intends to hold McDATA liable for payment to SSCI. The Parties will mutually agree to said list. The list will include part number and description, supplier, Minimum Order Quantity (MOQ), lead-time and price As NCNR items are identified they will be submitted to McDATA, with sufficient details to approve and upon approval shall be added to the list. NCNR components contained within this list shall be considered accepted and authorized by McDATA for purchase as required to support requirements with consideration to lead-time and MOQ.

6.6 Lead Time Expectations. SSCI shall actively work with its suppliers to continually reduce component and in-house process lead times. Additionally, SSCI will provide a tracking report on component lead times on a quarterly basis. Such report will reflect the number of part numbers with lead time in thirty (30) day increments. As components with lead-times beyond eight-week liability period detailed with Section 6.2 above are identified they will be submitted to McDATA, with sufficient details for approval to purchase quantities beyond forecasted requirements. Upon approval, part numbers, quantities, and cancellation lead times shall be added to a long lead-time list of components for which SSCI is authorized to purchase the identified quantity at lead-time, in addition to rolling forecasted requirements. McDATA’s liability for long lead time items shall be subject to the terms set forth in Section 6.7.4. Such list will be published by SSCI on a monthly basis.

6.7 MRP Process.

6.7.1 SANMINA-SCI shall take the forecast and generate a Master Production Schedule (“MPS”) for a nine-month period in accordance with the process described in this Section. The MPS shall define the master plan on which SANMINA-SCI shall base its procurement, internal capacity projections and commitments. SANMINA-SCI shall use MCDATA’s forecast to generate the first [***] [***][***] of the MPS and shall use MCDATA’s remaining forecast to generate the subsequent [***][***][***] of the MPS.

6.7.2 SANMINA-SCI shall process the MPS through industry-standard software (the “MRP Software”) that will break down McDATA’s Product requirements into Component requirements.

6.7.3 SANMINA-SCI will release (launch) purchase orders to vendors (including other SANMINA-SCI facilites) prior to the anticipated date that the Components are needed at SANMINA-SCI. The date on which these orders are launched will depend on the lead time determined between the vendor and SANMINA-SCI and SANMINA-SCI’s manufacturing or materials planning systems.

6.7.4 A list of all Components with lead times greater than [***][***] (“Long Lead-time Components”) is set forth in Exhibit B to this Agreement. SANMINA-SCI shall use reasonable efforts to update the list of Long Lead-time Components every quarter and present an updated list of Long Lead-time Components to McDATA. Each revised Long Lead-time Item list shall be deemed an amendment to Exhibit B. In the event SANMINA-SCI fails to present an updated list of Long Lead-time Components, (i) the parties shall continue to rely on the preceding list (as updated in writing by the parties) and (ii) McDATA will accept responsibility for Long Leadtime Components ordered outside the leadtimes set forth in the list provided that SANMINA-SCI can demonstrate to McDATA’S reasonable satisfaction that such Components were ordered in accordance with the then-current vendor leadtimes. McDATA acknowledges that leadtimes constantly change and that SANMINA-SCI might not always be able to present McDATA with a current Long Leadtime Component List.

6.7.5 McDATA acknowledges that SANMINA-SCI will order Components in quantities sufficient to support McDATA’s forecast. In determining the quantity of Components to order, SANMINA-SCI divides the Components into three classes, “Class A,” “Class B” and “Class C.” Class A Components are comprised of the approximately [***] [***] percent of Components constituting approximately [***] [***] percent ([***] %) of the Product’s total Component cost. Class C Components are comprised of the approximately [***] percent ([***] %) of Components constituting approximately [***] [***] percent ([***] %) of the Product’s total Component cost. Class B Components are comprised of the remaining [***] [***] percent ([***] %) of Components constituting approximately [***] [***] percent ([***] %) of the Product’s total Component cost. SANMINA-SCI will place orders with its vendors for approximately [***] weeks’ worth of Class A Components, [***] worth of Class B Components and [***] worth of Class C Components. A summary of SANMINA-SCI’s purchase commitments is set forth in the table below.

Part Class	Expected Percentage of Total Parts		Expected Percentage of Total Value (of Gross Requirements)		Periods Worth of Supply to be Bought with Each Order
A	[***]	%	[***]	%	[***]
B	[***]	%	[***]	%	[***]
C	[***]	%	[***]	%	[***]

6.7.6 McDATA acknowledges that SANMINA-SCI will be required to order Components in accordance with the various minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the vendor. In addition, McDATA acknowledges that there is a lag time between any McDATA cancellation and the cancellation of the Components required to support production. SSCI will use commercially reasonable efforts to notify vendors within three (3) business days but no later than five (5) business days.

6.7.7 SANMINA-SCI shall use reasonable commercial efforts to accommodate any upside schedule changes beyond the firm order periods.

6.8 Excess and Obsolete Inventory.

6.8.1 SANMINA-SCI shall advise McDATA in writing of any Excess or Obsolete Components in its inventory and the Delivered Cost of such Components (the “E&O List”) weekly. Within ten (10) business days of receiving SANMINA-SCI’s E&O List with the corresponding waterfall charts for the top 20 components on the list, McDATA shall advise SANMINA-SCI of any Component on the top 20 E&O List that it believes is not excess or obsolete with reason for rejection. Within five business days after receiving SANMINA-SCI’s top 20 E&O List, SANMINA-SCI and McDATA shall finalize the top 20 E&O List. McDATA shall issue to SANMINA-SCI a Purchase Order for all mutually agreed Components on the top 20 E&O List. McDATA shall pay SANMINA-SCI for the mutually agreed Components on the E&O List within thirty (30) days of the date of invoice. McDATA shall not have the right to delay payment for Excess Components by increasing or pushing out its forecast unless mutually agreed to by the Parties and such agreement will not be unreasonably withheld.

6.8.2 In the event SSCI has excess and obsolete (E&O) inventory SSCI shall use best commercial efforts to minimize McDATA’s liability relative to such E&O inventory by: (a) using the E&O inventory (when possible) on other programs within SSCI facilities; (b) issuing cancellation notice on all outstanding material orders with SSCI suppliers no later than three (3) business days but no later than five (5) business days; and (c) returning piece parts as allowed by SSCI suppliers. On no less than a monthly basis, SSCI agrees to provide to McDATA a report outlining all such E&O inventory.

6.8.3 McDATA Component Liability. McDATA acknowledges that it shall be financially liable for all Components ordered in accordance with this Section. Specifically, McDATA’s Component Liability shall be equal to SANMINA-SCI’s Delivered Cost of all Components ordered in support of any Order or forecast, including any Excess Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the vendor less the actual cost (per the bill of materials) of those Components which are returnable to vendor (less any cancellation or restocking charges). At McDATA’S request, SANMINA-SCI shall use commercially reasonable efforts to minimize McDATA’S Component Liability by attempting to return Components to the vendor; provided, however, that SANMINA-SCI shall not be obligated to attempt to return to vendor Components which are, in the aggregate, worth less than $1,000. Sanmina-SCI agrees to review component usage for other customer requirements to mitigate this liability.

7. MANUFACTURE OF PRODUCTS

7.1 Manufacture of Products. Sanmina-SCI shall manufacture for McDATA such quantities and types of Products as McDATA may order from time to time, and as Sanmina-SCI may accept pursuant to this Agreement. Sanmina-SCI shall not, unless otherwise specified in a written agreement entered into by McDATA, manufacture or sell any Product except as directed by McDATA hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to grant Sanmina-SCI any right to use McDATA’s name for any purpose other than as expressly provided herein or otherwise mutually agreed.

7.2 Manufacturability of McDATA Design. McDATA shall provide its Specification(s) and may provide McDATA Process Documentation to Sanmina-SCI for new Products. Sanmina-SCI shall provide to McDATA a New Product Project Plan (Section 24.3) including without limitation feedback, risk assessment, and suggested improvements to McDATA in writing as to the Manufacturability of such design(s). Upon McDATA’s review of such New Product Project Plan submitted by Sanmina-SCI, and upon mutual agreement and written authorization from McDATA, Sanmina-SCI shall commence production of the new Product. In the event McDATA instructs Sanmina-SCI to commence production prior to mutual agreement of such New Product Project Plan, such commencement does not indicate Sanmina-SCI’s agreement as to the Manufacturability of such New Product design. If Sanmina-SCI commences production prior to mutual agreement without McDATA’s specific instructions to commence production, then such production indicates Sanmina-SCI’s acceptance of responsibility for production using such design.

7.3 Manufacture in Accordance with Specifications. Sanmina-SCI shall manufacture all Products in strict conformity with all applicable Specifications, Sanmina-SCI Process Documentation, McDATA Process Documentation, and Sanmina-SCI Contract Quality Requirements and all applicable laws and regulations. Sanmina-SCI shall not make any change in or deviate in any way from such Specifications except pursuant to an Engineering Change Order approved as provided in this Agreement. Further, Sanmina-SCI shall ensure,that Sanmina-SCI’s manufacturing processes shall meet the requirements of the regulatory agencies applicable to the manufacture of the Products, including without limitation Underwriters’ Laboratory (UL), U.S. Federal Communications Commission (FCC), and the Canadian Standards Association (CSA). In the event of a breach of this Section, in addition to other remedies provided in this Agreement and available to McDATA at law, Sanmina-SCI shall be liable for and shall pay all costs associated with any retrieval, retest, rework, and/or reinstallation required due to such breach, including without limitation material, labor, and overhead costs.

7.4 Pricing Quote Model. On or before three (3) business days prior to the end of each quarter or as mutually agreed to by the Parties, Sanmina-SCI shall provide pricing quotation schedules to McDATA (in accordance with the “Inventory Revaluation Method” as defined in Section 4.6) for all Products, with stated cost reductions in accordance with Section 4.8 below. Additionally, Sanmina-SCI shall provide to McDATA costed Bills of Materials (BOMs) with each quotation. McDATA may, from time to time, request interim pricing quotations; such interim quotation shall be provided to McDATA within three (3) business days of McDATA’s request for requote of existing Products. First time quotes for new Products shall be provided within ten (10) business days of McDATA’s request. McDATA’s issuance of a purchase order indicates McDATA’s acceptance of such quotation. Sanmina-SCI shall use the Pricing Quote Model, attached hereto as Exhibit G, to provide such information to McDATA.

8. INVENTORY RISK MANAGEMENT

8.1 End-Of-Life Inventory Support. SSCI will notify McDATA as parts reach End-Of-Life, through a supplier of SSCI declaring the End-Of-Life of its parts. SSCI will use best commercial efforts to locate and qualify a reasonable alternative to replace the End-Of-Life parts and/or components. If mutually agreed, SSCI will execute an End-Of-Life buy of such

End-Of-Life parts or components on McDATA’s behalf. SSCI will continue to manage the End-Of-Life McDATA inventory for a mutually agreed upon term. SSCI shall use best commercial efforts to mitigate McDATA’s liability for carrying costs by requesting that its suppliers hold such inventory. SSCI shall provide to McDATA, on a monthly basis, a summary report of on-hand and projected End-Of-Life liabilities. SSCI must use best efforts to contractually require critical and sole source suppliers to provide [***] [***] notice of End-Of-Life and ensure continuity of supply during this period, including a final End-Of-Life buy at the end of the notice period.

8.2 Unforecasted Requirements. From time to time it may be necessary for SSCI to procure components to support McDATA’s intended but unforecasted requirements. Such procurement shall be fulfilled pursuant to a letter of authorization signed by both parties.

8.3 Supplemental First Choice Purchases. In the event McDATA has excess inventory that may be consumed in the Products, SSCI agrees to purchase such inventory from McDATA as required to support McDATA Product orders, and SSCI further agrees to accordingly adjust purchase orders for such parts that are in place with SSCI’s vendors.

8.4 Late Delivery. SSCI shall immediately notify McDATA if delivery of any Products will be delayed and, concurrently, notify McDATA of the rescheduled delivery date. In the event of such delay, and with the exception of delays due to force majeure, McDATA may, at any time prior to the rescheduled delivery date, cancel without penalty except as set forth herein that portion of its purchase order covering such delayed Products. The notification may be communicated by facsimile, telephone, electronic mail, or any other method agreed to by the parties, provided that SSCI shall use commercially reasonable efforts to obtain McDATA’s actual acknowledgement of the notice of anticipated delay. SSCI and McDATA will jointly develop alternatives to resolve any late delivery of the Product, including use of premium routing. SSCI will develop recovery plans with new committed shipment dates and communicate such plans to McDATA within one business day of missed shipments. If SSCI is unable to deliver the Product on the acknowledged delivery date, through no fault of McDATA, McDATA may require SSCI to pay the difference between premium routing rates and standard routing rates.

8.5 Delivery Dates. SSCI further agrees that time and rate of delivery are of the essence of this Agreement. The “Delivery Dates” shall be those specified as the “promised date”. For Direct Ship Products (as defined in Section 9.1), deliveries will be considered on time if they are released to the common carrier on the promise date. For Non-direct Ship Products (as defined in Section 9.2), deliveries will be considered on time if they are delivered to McDATA on the promise date.

8.6 Rescheduled Product. SSCI agrees to hold rescheduled finished Products(s) for [***] [***] from the date such Product(s) was received into Finished Goods at no cost to McDATA. In the event such rescheduled Products have not been released for shipment within such [***] [***] period, SSCI shall invoice and ship Products [[***][***] ***] days after completion of Product into SSCI’s Finished Goods, or upon request by McDATA, SSCI shall hold such Product on mutually agreed upon terms.

8.7 Reschedule Requests. SSCI will provide best commercial efforts to meet reschedule requests. If Product has been configured or processed specifically for a Release, which is subsequently cancelled, the cost incurred by SSCI in the original configuration process and the costs to return Product to semi-finished goods state shall be borne by McDATA.

8.8 Inventory Carrying Cost. McDATA agrees to pay a monthly inventory carrying cost equal to that defined below.

•	The following carrying charges would be applicable on all inventory exceeding an agreed upon baseline with the goal for the McDATA/SSCI teams to obtain inventory turn rates of [***] turns per calendar year and a reasonable assumption that an ongoing baseline of inventory needs to be retained by SSCI at the end of each calendar quarter. For instance: (assuming that the current cost of goods sold is $[***] and [***] [***] turns expectation would require the maximum of SSCI carrying [***] of active inventory). Turns would be calculated using GAAP; inventory carrying costs would be calculated as follows: (total inventory at the end of each month – baseline inventory = inventory subject to the % below).

•	The baseline inventory for purposes of this Agreement would be calculated utilizing a [***] [***] month rolling averagecost of goods sold.

•	Inventory carrying charges would be applied at a rate of [***] [***] percent per month on all inventory over that month’s calculated baseline.

•	The total inventory must be justified and adjusted according to documentation generated by SSCI. (i.e., waterfall charts NCNR approvals, long lead-time agreements, etc.). Any inventory deemed to be the responsibility of SSCI will be subtracted from the total inventory number calculations as it pertains to inventory carrying costs

Immediately after the Effective Date, the parties will form teams of McDATA and Sanmina-SCI personnel to develop methods and processes to remedy the causes generating any inventories beyond those needed to support McDATA forecast requirements. These teams would report on a monthly basis the progress and findings of their efforts to a senior management team of McDATA and Sanmina-SCI to insure all reasonable efforts are made to attain our goal of a minimum of [***] [***] turns. Additionally SSCI will waive all carrying charges for a [***] [***] period commencing from the Effective Date of this Agreement, while the teams are working to initiate processes to insure inventory turns can be maximized.

8.9 Audits. McDATA reserves the right to have access to such SSCI records for McDATA invoices, supplier purchase orders and any other applicable documentation of cost and expenses incurred by SSCI in performance of this Agreement, for purpose of audit and verification. Such audits may be performed by McDATA or by an independent auditor selected by McDATA during normal business hours and upon reasonable notice, for so long as such records are required to be retained. SSCI will retain such records for six (6) years or as required by law. Further, McDATA reserves the right to audit SSCI and/or SSCI’s facilities at any time upon reasonable notice, to ensure SSCI’s compliance with this Agreement. McDATA shall ensure that any auditor performing audit duties, whether McDATA personnel or an independent auditor selected by McDATA, shall first have entered into SSCI’s confidentiality agreement.

9. SHIPMENT, TITLE AND RISK OF LOSS

9.1 For “Direct Ship Products”, such Product shall be shipped [***][***] [***]. Title to and risk of loss for such Products shipped directly to McDATA’s Customer shall pass to McDATA [***] [***].

9.2 For “Non-direct Ship Products”, such Product shall be shipped (SSCI Truck) FOB Destination unless otherwise provided herein. For Product being shipped (SSCI Truck) DDP Destination, title to and risk of loss for such other Products shall pass to McDATA [***][***][***][***]. In the event McDATA chooses to use a common carrier for expedited shipment (i.e., for schedule pull-ins), such shipment shall be [***], and title and risk of loss passes [***] [***]. McDATA shall be responsible for the additional shipping cost on such expedited common carrier shipments unless otherwise mutually agreed to.

9.3 Delivery. SANMINA-SCI shall mark, pack, package, crate, transport, ship and store Product to ensure (a) delivery of the Product to its ultimate destination in safe condition, (b) compliance with all requirements of the carrier and destination authorities, and (c) compliance with any special instructions of McDATA. SANMINA-SCI shall use reasonable efforts to deliver the Products on the agreed-upon delivery dates and shall use reasonable efforts to notify McDATA of any anticipated delays;

10. DELIVERY AND ACCEPTANCE

10.1 Acceptance. Acceptance of the Product shall occur no later than [***][***][***] after shipment of Product and shall be based solely on whether the Product passes a mutually agreeable acceptance test procedure or inspection designed to demonstrate compliance with the Specifications. Product cannot be rejected based on criteria that were unknown to SANMINA-SCI or based on test procedures that SANMINA-SCI does not conduct. Product shall be deemed accepted if not rejected within this [***] day period. Once a Product is accepted, all Product returns shall be handled in accordance with Article 7 (Warranty). Prior to returning any rejected Product, McDATA shall obtain an Authorized Return Material (“ARM”) number from SANMINA-SCI, and shall return such Product in accordance with SANMINA-SCI’s instructions. McDATA shall specify the reason for such rejection in all ARM’s. In the event a Product is rejected, SANMINA-SCI shall have a reasonable opportunity to cure any defect which led to such rejection. Payment does not constitute acceptance.

10.2 Location and Qualification of Manufacturing Operations. SSCI shall manufacture all Products in facilities approved by McDATA. Other SSCI facilities may manufacture McDATA Products upon meeting the certification and quality standards required by McDATA. Should the quality standards of any SSCI facility fall below McDATA’s stated requirements for the manufacture of its Product, and it is necessary for McDATA to re-qualify one of SSCI’s manufacturing facilities, SSCI and McDATA will mutually agree on SSCI’s reimbursement of the reasonable expenses incurred by McDATA for such re-qualification. Notwithstanding the foregoing, SSCI shall not be liable to pay expenses for regularly-scheduled visits on McDATA’s behalf. Subject to McDATA’s approval, which shall not be unreasonably withheld, SSCI shall have the right to utilize internal capabilities as it relates to manufacture of components and sub-assemblies including but not limited to pcb’s, backplanes, sheetmetal, cables, engineering services, provided there is no negative impact to Product sales price or adherence to Specifications. The intent over time is for SSCI to become the approved vendor for such components, at competitive prices, that go into the systems McDATA sells.

11. CHANGES

11.1 General. McDATA may upon sufficient notice make changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, Specifications, test specifications or BOM, (2) methods of packaging and shipment, (3) quantities of Products to be furnished, (4) delivery schedule, or (5) McDATA-Furnished Items. All changes other than changes in quantity of Products to be furnished shall be requested pursuant to an Engineering Change Notice (“ECN”) and, if accepted by McDATA, finalized in an Engineering Change Order (“ECO”). If any such change causes either an increase or decrease in SANMINA-SCI’s cost or the time required for performance of any part of the work under this Agreement (whether changed or not changed by any ECO) the Prices and/or delivery schedules shall be adjusted in a manner which would adequately compensate the parties for such change.

11.2 ECN’s. SANMINA-SCI will respond to [***] [***] ECN requests per [***] without a non-recurring administrative fee; responses to additional ECN’s will incur an administrative fee of [***] each. Within [***] business days after an ECN is received, SANMINA-SCI shall advise McDATA in writing (a) of any change in Prices or delivery schedules resulting from the ECN and (b) the Delivered Cost of any Finished Product, Work-in-Process or Component rendered excess or obsolete as a result of the ECN (collectively the “ECN Charge”). Unless otherwise stated, ECN Charges are valid from[***] [***] days from the date of the ECN Charge.

11.3 ECO’s. In the event McDATA desires to proceed with the change after receiving the ECN Charge pursuant to Section 11.2, McDATA shall advise SANMINA-SCI in writing and shall pay the portion of the ECN Charge set forth in Section 11.2. In the event McDATA does not desire to proceed with the ECN Change after receiving the ECN Charge, it shall so notify SANMINA-SCI. In the event SANMINA-SCI does not receive written confirmation of McDATA’s desire to proceed with the change within [***] [***] days after SANMINA-SCI provides McDATA with the ECN Charge, the ECN shall be deemed cancelled. Both Parties agree to notify the other party immediately if anything in an ECN or ECO could affect the safety and well being of employees and/or customers. The parties shall mutually agree in writing to each ECO, and to the implementation and all costs thereof. SSCI shall not commence implementation of an ECO until both parties agree to such ECO in writing. McDATA agrees to provide purchase order at the time of effectivity.

11.4 Unauthorized Change. In the event SSCI implements an unauthorized change, upon notification by McDATA, SSCI shall be liable for, and shall pay all authorized costs associated with any retrieval, retest, rework and/or reinstallation required due to such breach, including without limitation material, labor, and overhead costs.

12. WARRANTY

12.1 SANMINA-SCI Warranty. SANMINA-SCI’s warranty period is for[***] [***] from date of manufacture and is limited to correction of defects in materials and SANMINA-SCI workmanship. For the purpose of this Section, “workmanship” shall mean manufacture in accordance with the most current version of IPC-A-600 or IPC-A-610, SANMINA-SCI’s manufacturing workmanship standards or the McDATA’s written workmanship standards set forth in the Specifications (the “Standards”). Unless otherwise agreed in writing, Products shall be considered free from defects in workmanship if they are manufactured in accordance with the Standards and successfully complete any mutually agreed product acceptance test. SANMINA-SCI shall, at its option and at its expense, repair, replace or issue a credit for Product found defective during the warranty period. ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY SANMINA-SCI NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD.

12.2 Performance Warranties. The Parties represent and warrant that (a) they have the power to enter into and perform their obligations under this Agreement; (b) have and will have full and sufficient right to assign or grant any rights and/or licenses granted pursuant to this Agreement; and (c) their performance of this Agreement shall not infringe upon or violate the intellectual property rights of any third party or violate any federal, state or municipal laws.

12.2.1 Sanmina-SCI will, and without charge to McDATA, promptly (within [***][***] of Sanmina-SCI’s receipt) repair, or replace as mutually agreed, any Product which is determined to be defective in workmanship and which is returned to Sanmina-SCI for warranty repair, provided the Product has not been damaged, subjected to misuse, altered, improperly repaired or maintained by McDATA or third parties in a manner which Sanmina-SCI reasonably determines to have adversely affected performance or reliability. The materials portion of the Product warranty shall not apply to McDATA consigned or supplied materials unless such consigned or supplied materials have been abused or misused by Sanmina-SCI or damaged by external causes directly contributed to by Sanmina-SCI. Further, the component materials portion of the Product warranty provided by Sanmina-SCI or the cost associated with rework and/or impacts to production shall not exceed the component warranty provided by the component manufacturer for those items where McDATA has negotiated a contract with such other component manufacturer. Sanmina-SCI’s liability hereunder is limited to the repair, or replacement of the defective Product, and if neither repair nor replacement is possible, a refund of the monies paid for such non-conforming Product, and does not include any labor related to the removal and/or subsequent reinstallation thereof. Sanmina-SCI agrees that if a field replaceable unit (“FRU”) under warranty is returned by McDATA to Sanmina-SCI [***] [***] times for the same failure, or [***] [***] times for any non-cosmetic failure, Sanmina-SCI shall replace such FRU and Sanmina-SCI shall subsequently destroy such FRU. Sanmina-SCI shall provide McDATA a quarterly report by serial number of the FRUs that have been returned to Sanmina-SCI [***] [***] times for the same failure and [***] [***] times for any non-cosmetic failure. Product may consist in part of used FRUs which are warranted as equivalent to new when used in the Product.

12.3 ARM Procedure. SANMINA-SCI shall concur in advance on all Product to be returned for repair or rework. McDATA shall obtain an Authorized Returned Material (ARM) number from SANMINA-SCI prior to return shipment. All returns shall state the specific reason for such return, and will be processed in accordance with SANMINA-SCI’s Authorized Returned Material Procedure, a copy of which is available from SANMINA-SCI upon request SANMINA-SCI shall pay all transportation costs for valid returns of the Products to SANMINA-SCI and for the shipment of the repaired or replacement Products to McDATA, and shall bear all risk of loss or damage to such Products while in transit; McDATA shall pay these charges, plus a handling charge, for invalid or “no defect found” returns. Any repaired or replaced Product shall be warranted as set forth in this Article for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) [***] [***] days after it is received by McDATA.

12.3.1 Within one business day of receipt of an RMA request, SSCI will issue an RMA number or request additional information required to process the RMA request for return of Product. A return Purchase Order or adjustments to the quantity of an existing order will be communicated along with the RMA request. McDATA shall be liable for all down revision on non-warranty items or excess Products returned through the RMA process. Warranty returns to SSCI will be transacted for repair, replacement or credit of the purchase price at SSCI’s option. In the event McDATA requests that SSCI accept non-warranty returns for SSCI-manufactured products, SSCI agrees accept such returns, and at McDATA’s discretion, SSCI will repair, replace or dispose of such return, and McDATA will pay SSCI the rework, replacement or disposition charges applicable. The Parties will mutually agree on non-warranty returns for non-SSCI-manufactured products. All shipping costs for warranty returns are borne by SSCI. All shipping costs for non- warranty returns are borne by McDATA.

12.3.2 The standard process for transaction of RMAs shall be for McDATA to issue a debit memo and SSCI to issue an offsetting credit. RMA Product, which is debited upon return shall reflect the current months sales price.

12.4 Failure analysis on return material authorization (RMA) shall be completed in accordance with Section 8 of Exhibit F (SSCI Contract Quality Requirements).

12.4.1 SSCI’s warranty obligations will cease upon the earlier of the agreed upon warranty period or upon SSCI’s fulfillment of McDATA’s request to return any Tooling necessary for Product testing.

12.4.2 Each party warrants to the other party that Process Documentation which it provides to the other paryt to manufacture the Products is accurate and complete unless otherwise notified.

12.5 UNLESS EXPRESSLY AGREED TO BY SSCI IN WRITING, SSCI MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY SSCI, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY. SSCI ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS FOR THE PRODUCTS, OR MEETING SUCH UNKNOWN SPECIFICATIONS FOR THE PRODUCTS.

12.6 THE PRODUCT WARRANTY AND SUCH OTHER WARRANTIES AS AGREED TO IN THIS AGREEMENT ARE THE ONLY WARRANTIES GIVEN BY SSCI. SSCI MAKES, AND McDATA RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, COMPLIANCE WITH RoHS AND WEEE (OR SIMILAR LEGISLATION) AND ALL IMPLIED WARRANTIES OF TITLE ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

12.7 Exclusions From Warranty. This warranty does not include Products that have defects or failures resulting from (a) McDATA’s design of Products including, but not limited to, design functionality failures, specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or in the specific McDATA’s environment; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements; (c) alterations, modifications or repairs by McDATA or third parties or (d) defective McDATA-provided test equipment or test software. McDATA bears all design responsibility for the Product.

12.8 Remedy. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTIVE PARTS AS STATED ABOVE. THIS WARRANTY IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

12.9 Epidemic Failure Warranty.

12.9.1 In addition to the warranties specified above, SSCI warrants all Products against Epidemic Failure (as defined below) found to exist in the Products during the warranty period (Epidemic Failure Period).

12.9.2 An Epidemic Failure shall mean a Product failure resulting from a defect in SSCI’s workmanship or a defect in SSCI original manufactured (vertical integration) material that has: (i) a defect rate of [***] [***] percent or more as determined by the parties occurring with the same Product (s) for the same root cause over any consecutive [***] [***] day period.

12.9.3 In the event of a suspected Epidemic Failure situation, SSCI and McDATA shall work together to (i) conduct a thorough investigation into the failure’s root cause, (ii) determine whether the failure constitutes an Epidemic Failure as defined in this section, and (iii) develop an agreed cost effective corrective action plan. If the Epidemic Failure is the result of material provided by a supplier other than SSCI, SSCI and McDATA shall jointly pursue a remedy from such supplier that will resolve the Epidemic Failure to the satisfaction of McDATA or McDATA may pursue against the supplier any legal remedies it deems appropriate. If the Epidemic Failure is the result of material manufactured by SSCI, SSCI and McDATA shall jointly pursue a remedy from such supplier that will resolve the Epidemic Failure to the satisfaction of McDATA.

12.9.4 In the event of an Epidemic Failure, McDATA has the option of having SSCI, at SSCI’s expense: (i) sort, screen, repair and/or replace McDATA’s Product, including installed Products, Products pending installation, and Spares which are subject to such Epidemic Failure; and (ii) implement corrective action. The parties will mutually agree on the time required to complete servicing/correcting such Products. SSCI shall reimburse McDATA for all commercially reasonable direct (out of pocket) costs, including without limitation all overhead and logistical costs related to the implementation of the corrective action.

13. MCDATA FURNISHED EQUIPMENT AND COMPONENTS

13.1 McDATA-Furnished Items. McDATA shall provide SANMINA-SCI with the equipment, tooling, Components or documentation set forth in EXHIBIT D (collectively the “McDATA-Furnished Items”). The McDATA-Furnished Items shall be fit for their intended purposes and shall be delivered to SANMINA-SCI in a timely manner. Documentation (including BOM’s, drawings and artwork) shall be current and complete. McDATA shall be responsible for schedule delay, reasonable inventory carrying charges and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of the McDATA-Furnished Items.

13.2 Care of McDATA-Furnished Items. All McDATA-Furnished Items shall remain the property of MCDATA. SANMINA-SCI shall clearly identify all McDATA-Furnished Items by an appropriate tag and shall utilize such McDATA-Furnished Items solely in connection with the manufacture of McDATA’s Product. SANMINA-SCI shall not make or allow modifications to be made to the McDATA-Furnished Items without McDATA’s prior written consent. SANMINA-SCI shall be responsible for reasonable diligence and care in the use and protection of any McDATA-Furnished Items and routine maintenance and repairs of any McDATA-Furnished Equipment, but shall not be responsible for major repairs or replacements (including service warranties and calibration to the equipment) or repair or replacement of failed McDATA-Furnished Item unless such failure was caused by SANMINA-SCI’s negligence or willful misconduct. Provided that McDATA is current in its payments to SANMINA-SCI, all McDATA-Furnished Items shall be returned to McDATA at MCDATA’s expense upon request. SANMINA-SCI’s production and warranty obligations which require the utilization of the returned McDATA-Furnished Items will cease upon SANMINA-SCI’s fulfillment of the McDATA’s request.

13.3 McDATA-Furnished Components. McDATA-furnished Components shall be handled in accordance with SANMINA-SCI’s procedures regarding McDATA-Furnished Material, incorporated by reference herein, copies of which are available upon request.

14. INDEMNIFICATION

14.1 SANMINA-SCI’s Indemnification. SANMINA-SCI shall indemnify, defend, and hold McDATA and McDATA’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “McDATA-Indemnified Parties”) harmless from all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and, collectively “Claims”) (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused either by the negligent or willful acts or omissions of SANMINA-SCI or its officers, employees, subcontractors or agents and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with SANMINA-SCI’s manufacturing processes.

14.2 McDATA’s Indemnification. McDATA shall indemnify, defend, and hold SANMINA-SCI and SANMINA-SCI’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “SANMINA-SCI-Indemnified Parties”) harmless from all Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused either by a defective Product, by the negligent or willful acts or omissions of McDATA or its officers, employees, subcontractors or agents and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent that such infringement exists as a result of use by McDATA of SANMINA-SCI’s manufacturing processes.

14.3 Procedure. A party entitled to indemnification pursuant to this Article (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee to each claimant or plaintiff.

15. LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTIAL, OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATION SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT. FOR THE PURPOSE OF THIS SECTION, BOTH LOST PROFITS AND DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY McDATA SHALL BE CONSIDERED CONSEQUENTIAL DAMAGES. EXCEPT AS STATED BELOW, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SANMINA-SCI FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SANMINA-SCI BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY McDATA. CLAIMS (i) FOR DAMAGES FOR BODILY INJURY OR DEATH OR DAMAGE TO PERSONAL PROPERTY DIRECTLY CAUSED BY EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (ii) BREACH OF A PARTY’S OBLIGATIONS RELATING TO INDEMNIFICATIONS; OR (iii) BREACH OF CONFIDENTIALITY, ARE SPECIFICALLY EXCLUDED FROM THE FOREGOING LIMITATION. Nothing in this Section shall not (i) affect McDATA’s obligation for termination payments in accordance with Section 16.4 or (ii) prevent the Indemnitor from indemnifying the Indemnitee from and against any license fees and/or royalties the Indemnitee is required to pay to any third party.

16. TERMINATION

16.1 Termination for Cause. Either party may terminate this Agreement or an Order hereunder for default if the other party materially breaches this Agreement; provided, however, no right of default shall accrue until [***] days after the defaulting party is notified in writing of the material breach and has failed to cure or provide plan mutually acceptable within the [***] [***] day period after notice of material breach. Notwithstanding the foregoing, there shall be five (5) business day period following notification for payment-related defaults.

16.2 Termination For Convenience. McDATA may terminate this Agreement hereunder for any reason upon [***] [***] days’ prior written notice. In addition, McDATA may terminate an Order hereunder for any reason upon ninety days’ (before scheduled shipment) prior written notice. SANMINA-SCI may terminate this Agreement for any reason upon [***] [***] days’ notice.

16.3 Termination by Operation of Law. This Agreement shall immediately terminate should either party (a) become insolvent; (b) enter into or file a petition, arraignment or proceeding seeking on order for relief under the bankruptcy laws of its respective jurisdiction; (c) enter into a receivership of any of its assets or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

16.4 Consequences of Termination.

16.4.1 Termination for Reasons other than SANMINA-SCI’s Breach. In the event this Agreement or an Order hereunder is terminated for any reason other than a breach by SANMINA-SCI (including but not limited to a force majeure or termination for convenience), McDATA shall pay SANMINA-SCI, termination charges equal to (1) the contract model price for all finished Product, existing at the time of termination; (2) SANMINA-SCI’s cost (including labor, Components and material mark-up as agreed to in the contract price model for all work in process; and (3) McDATA’S Component Liability pursuant to Section 6.8.3 including material mark-up.

16.4.2 Termination Resulting From SANMINA-SCI’S Breach. In the event McDATA terminates this Agreement or any Order hereunder as a result of a breach by SANMINA-SCI, McDATA may, at McDATA”s sole option and discretion, pay SANMINA-SCI, termination charges equal to (1) the contract price for all finished Product, existing at the time of termination; (2) SANMINA-SCI’s cost (including labor, Components) for all work in process; and (3) McDATA’S Component Liability pursuant to Section 6.8.3; provided, however, that for the purposes of this subsection only, McDATA’S Component Liability shall be calculated using “standard cost” rather than “Delivered Cost.”

16.5 Return of Materials. Upon the termination of this Agreement, each party shall promptly deliver to the other party any of the other party’s proprietary information in its possession, including, but not limited to, Confidential Information and/or developments, and all notes, records, engineering notebooks, Tooling, and other documents relating thereto. Each party shall continue thereafter to promptly return to the other party any of the above mentioned materials and all copies thereof that come into its possession.

16.6 Effect of Termination. Termination of this Agreement and pursuant liability of either party shall be limited in accordance with Section 15. Notwithstanding, either party may seek injunctive relief. The parties’ rights and obligations under Sections [***] hereof shall survive termination of this Agreement. In the event of termination or expiration of this Agreement, SSCI agrees to provide McDATA with all of the data and records required in Exhibit F (SSCI Contract Quality Requirements). The parties agree that for a period of six (6) months following termination or expiration of this Agreement, the terms of this Agreement shall apply to any purchase orders issued by McDATA and subsequently accepted by SSCI, provided SSCI may retain the Tooling required for the testing and manufacturing of the Products

17. DISPUTE RESOLUTION

In the case of disputes between the Parties that cannot be resolved upon one Party issuing and the other Party receiving written notice of a dispute, the following escalation sequence is mutually agreed between the Parties. Should the dispute not be resolved within fifteen (15) calendar days after dispute notification, both Parties agree to escalate the dispute to the appropriate Corporate Executive VP’s. Should the dispute remain unresolved in the pursuing fifteen (15) day period from escalation, the Parties will discuss the legal options which best suit the dispute. In the event the Parties cannot agree on the legal option (judicial, mediation, or arbitration) on the thirty-fifth (35th) day after the dispute notification, the Parties agree to seek Arbitration as the means of settling the dispute. The Parties agree to use the Commercial Arbitration Rules-Expedited Procedures of the American Arbitration Association. If the Parties mutually agree upon one arbitrator to hear the case, one arbitrator will be used. If the Parties cannot agree upon one arbitrator, then each Party will chose one arbitrator and the third arbitrator shall be selected by the other two arbitrators. The period allowed for the arbitrator(s)’ discovery shall not exceed thirty (30) calendar days after the selection of the arbitrator(s). Arbitration shall be limited to fifteen (15) following discovery completion, and the judgment of the arbitrator(s) shall be final and binding upon the Parties. The arbitrator(s) award may include direct damages against either party but under no circumstances will the arbitrator(s) be authorized to nor shall they award punitive or consequential damages against either party. Any arbitration pursuant to this Agreement shall be held in Denver, Colorado. Each party shall bear its own expenses and shall share equally the administrative expenses of the hearing, including, without limitation, arbitration fees and the expenses of a court reporter.

18. QUALITY

18.1 Specifications. Product shall be manufactured by SANMINA-SCI in accordance with the Specifications set forth in Exhibit C, as modified via written ECO’s in accordance with this Agreement. Neither party shall make any change to the Specifications, to any Components described therein, or to the Products (including, without limitation, changes in form, fit, function, design, appearance or place of manufacture of the Products or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 11 and SANMINA-SCI’s ECO procedure. Notwithstanding the foregoing, SANMINA-SCI shall be permitted to make changes in its manufacturing process at any time, upon notification to McDATA and approval of change by McDATA, so long as such changes do not affect the form, fit or function of the Products and such approval will not be unreasonably withheld.

18.2 Content of Specifications. The Specifications shall include, but shall not be limited to (i) detailed electrical, mechanical, performance and appearance specifications for each model of Product, (ii) the BOM; (iii) tooling specifications, along with a detailed description of the operation thereof, (iv) art work drawings, (v) Component specifications, (vi) supplier cross references.

18.3 Quality of Components. SANMINA-SCI shall use in its production of Products such Components of a type, quality, and grade specified by McDATA to the extent McDATA chooses to so specify, and shall purchase Components only from vendors appearing on McDATA’s approved vendor list (“AVL”); provided, however, that in the event SANMINA-SCI cannot purchase a Component from a vendor on McDATA’S AVL for any reason, SANMINA-SCI shall be able to purchase such Component from an alternate vendor, subject to McDATA’s prior written approval, which approval shall not be unreasonably withheld or delayed.

18.4 Quality Specifications. SANMINA-SCI shall comply with the quality specifications set forth in its Quality Manual, incorporated by reference herein, a copy of which is available from SANMINA-SCI upon request.

18.5 Inspection of Facility. Upon reasonable advance written notice, McDATA may inspect the Products and Components held by SANMINA-SCI for McDATA at SANMINA-SCI’s facilities during SANMINA-SCI’s regular business hours, provided that such inspection does not unduly affect SANMINA-SCI’S operations. McDATA and its representatives shall observe all security and handling measures of SANMINA-SCI while on SANMINA-SCI’s premises. McDATA’s representatives who are not employees of McDATA shall first have entered into Sanmina-SCI’s confidentiality agreement.

19. FORCE MAJEURE

19.1 Force Majeure. Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes which are beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, and governmental actions; provided that (a) the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within [***] days of discovery thereof, and (ii) uses commercially reasonable efforts to correct such failure or delay in its performance, and (b) the delayed party’s time for performance or cure under this Agreement shall be extended for a period equal to the duration of the cause or [***] days, whichever is less. The party against whom this Section is invoked shall have the right to terminate the affected installments under any purchase order. This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

19.2 Notice of Force Majeure Event. Neither party shall be responsible for any failure to perform due to a Force Majeure Event provided that such party gives notice to the other party of the Force Majeure Event as soon as reasonably practicable, but not later than two business (2) days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a party to give notice of a Force Majeure Event shall not prevent such party from relying on this Section except to the extent that the other party has been prejudiced thereby.

19.3 Termination of Force Majeure Event. The party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event. Upon the cessation of the Force Majeure Event, the party affected thereby shall immediately notify the other party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

19.4 Limitations. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Article shall not excuse (i) any obligation of either party, including the obligation to pay money in a timely manner for Product actually delivered or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such party.

19.5 Termination. In the event a party fails to perform any of its obligations for a Force Majeure Event for a cumulative period of [***] days or more from the date of such party’s notification to the other party then the other party at its option may extend the corresponding delivery period for the length of the delay, or terminate this Agreement for convenience in accordance with Section 16.2.

20. CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES

20.1 Definitions. For the purpose of this Agreement,

20.1.1 “Confidential Information” means information (in any form or media) regarding a party’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (include any information which may be obtained by a party by reverse engineering, decompiling or examining any software or hardware provided by the other party under this Agreement), programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such party (whether constituting a trade secret or proprietary or otherwise) which has value to such party and is treated by such party as being confidential; provided, however, that Confidential Information does not include information that (i) is known to the other party prior to receipt from the disclosing party hereunder, which knowledge shall be evidenced by written records, (ii) is independently developed as evidenced by written records, (iii) is or becomes in the public domain through no breach of this Agreement, or (iv) is received from a third party without breach of any obligation of confidentiality. Information that is to be treated as confidential shall (i) be disclosed in tangible form (including electronic form) and marked by the Disclosing Party as “Confidential” or other appropriate legend indicating the confidential nature of the information or (ii) be disclosed orally or visually and be identified by the Disclosing Party as confidential and then summarized in tangible form and delivered to the Receiving Party within thirty (30) days after the date of first disclosure.

20.1.2 “Person” shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise.

20.1.3 “Representative” shall mean a party’s employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.

20.2 Nondisclosure Covenants. In connection with this Agreement, each party (the “Disclosing Party”) may furnish to the other party (the “Receiving Party”) or its Representatives certain Confidential Information. For a period of [***] [***] from the date of this Agreement, the Receiving Party (a) shall maintain as confidential all Confidential Information heretofore or hereafter disclosed to it by the Disclosing Party, (b) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than those Representatives of the Receiving Party whose duties justify the need to know such Confidential Information and then only after each Representative has agreed to be bound by this Confidentiality Agreement and clearly understands his or her obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information and (c) shall treat such Confidential Information with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care).

20.3 No Other Purpose. The disclosure of any Confidential Information is solely for the purpose of enabling each party to perform under this Agreement, and the Receiving Party shall not use any Confidential Information disclosed by the Disclosing Party for any other purpose.

20.4 Property. Except as otherwise set forth in this Agreement, all Confidential Information supplied by the Disclosing Party shall remain the property of the Disclosing Party, and will be promptly returned by the Receiving Party upon receipt of written request therefor.

20.5 Legally required Disclosure. If the Receiving Party or its Representative is requested or become legally compelled to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt written notice. If a protective order or other remedy is not obtained, then only that part of the Confidential Information that is legally required to be furnished will be furnished, and reasonable efforts will be made to obtain reliable assurances of confidentiality.

20.6 Non-Solicitation of Employees. During the term of this Agreement and for a period of [***][***] [***] thereafter, neither party shall directly or indirectly solicit, recruit (or attempt to solicit, recruit) any of the other party’s employees; provided, however, that this shall not prohibit a party from (a) advertising for open positions provided that such advertisements are not targeted solely at the employees of the other party; (b) or employing any individual who initiates contact with such party on his or her own initiative, whether in response to an advertisement or otherwise.

20.7 Injunctive Relief Authorized. Any material breach of this Section by a party or its Representatives may cause irreparable injury and the non-breaching party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of a breach. The above will not be construed to limit the remedies available to a party. In addition, the prevailing party will be entitled to be reimbursed for all of its reasonable attorneys’ fees and expenses at all levels of proceedings and for investigations, from the non-prevailing party.

21. NO PUBLICITY

Each party agrees not to publicize or disclose the existence or terms of this Agreement to any third party without the prior written consent of the other party except as required by law (in which case, the party seeking to disclose the information shall give reasonable notice to the other party of its intent to make such a disclosure). Neither party shall make any press release or simliar public statement without the prior written consent of the other party. SSCI acknowledges and agrees that McDATA will file this Agreement with the Securities and Exchange Commission (SEC), and that McDATA will seek confidential treatment of pricing terms and as otherwise allowed by the SEC.

22. RISK MANAGEMENT

22.1 Disaster Recovery. Within thirty (30) days after the Effective Date of this Agreement, SSCI agrees to provide McDATA a formal disaster recovery plan in writing. Such plan shall delineate SSCI’s ability to continue process development, Product manufacture and shipment, and to preserve contracted commitments in the event of a disaster (e.g., fire, flood, loss of database or engineering documentation, etc.). The plan shall be designed to encompass all aspects of SSCI’s commitments.

22.2 Minimum Recovery Requirements. The disaster recovery plan shall address, at a minimum:

•	alternate facilities to accommodate parts procurement, assembly, test, storage and warehousing activities

•	alternate transportation methods to McDATA’s specified customers

•	SSCI’s database protection plan to include off-site storage

•	replacement of tooling needed for the Products

•	actions which would be taken in the event of a strike by SSCI employees, outside suppliers, and outside groups vital to the operation of SSCI’s business

•	estimated recovery time in the event that a disaster occurred affecting the area listed above and any other potential disaster

•	SSCI’s work-in-process (WIP) and raw stock position

•	plan for single and sole source components

•	archiving all design and manufacturing documentation in a secured facility not located at or near SSCI’s facility.

22.3 Key Personnel. SSCI shall notify McDATA in a timely manner of any change in SSCI key personnel assigned to McDATA’s account, including without limitation, day-to-day operational contacts, SSCI management team, and any other individuals SSCI believes to be key to SSCI’s performance under this Agreement.

22.4 SSCI Supplier Disaster Recovery Plan. SSCI shall use commercially reasonable efforts to ensure that each of its strategic sole source suppliers supplying components for the Products has a disaster recovery strategy in place similar to the requirements stated in this section.

23. MANUFACTURE RIGHTS

In the event (1) of proceedings in bankruptcy or insolvency invoked by or against SSCI, or in the event of the appointment of an assignee for the benefit of creditors or a receiver, or (2) SSCI is no longer in business, and provided McDATA has complied with all its payment obligations under this Agreement, SSCI agrees that McDATA or McDATA’s selected contract manufacturer(s) may produce the Products. Such authorization shall be in the form of a Manufacturing Rights Agreement between the parties for McDATA to make, have made, sell, offer for sale or export the Products. SSCI’s Manufacturing Rights Agreement will allow McDATA to receive and utilize SSCI’s manufacturing strategies and production documentation, SSCI Process Documentation, test procedures, all data and records required in Exhibit F (SSCI Contract Quality Requirements). In the event the Products contain any SSCI Intellectual Property, SSCI agrees to grant to McDATA a worldwide, nonexclusive, irrevocable license to continued use of such SSCI Intellectual Property in the

Products. SSCI will grant McDATA Manufacturing Rights including SSCI Intellectual Property License only if one (1) of the two (2) events stated above occurs.

24. PROGRAM MANAGEMENT

24.1 Quarterly Reviews. SSCI and McDATA shall participate in reviews, at a minimum on a quarterly basis, to discuss pricing and delivery; quality and reliability performance against mutually agreed upon performance goals; Product changes; deliveries; NCNR quantities; economic order quantities; current and future business strategies; and other business opportunities as necessary. Cost reduction target attainment and suggestions for future cost reduction will be highlighted, along with action plans to remedy anticipated problems and to resolve existing problems.

24.2 On-site Support Expectations. No later than thirty (30) days following the Effective Date, SSCI agrees to place a technical resource on-site at McDATA to, at a minimum, coordinate the activities regarding (i) ECOs as set forth in Section 4.6, (ii) component change(s), (iii) cost reductions, (iv) supplier evaluations, (v) new Product introduction (as set forth in Section 24.3). The on-site technical resource shall further act as liaison between SSCI and McDATA. McDATA agrees to provide appropriate facilities at McDATA to enable such on-site technical resource to perform the duties in accordance with this Agreement.

24.3 New Product Introduction Program Coordination. SSCI agrees to assume the program management for new product introduction (NPI) for McDATA Products at SSCI. SSCI’s NPI Program Manager shall manage all aspects of NPI, including without limitation (i) quality planning expectations as further defined in the SSCI Contract Quality Requirements, Exhibit F attached hereto, including without limitation, subcontract supplier selection and qualification; receiving inspection; in-process inspection points and criteria; closed loop corrective action (“CLCA”); (ii) prototype, alpha and pre-production build support expectations; qualification builds, reports and results; and (iii) DFx analysis support (Manufacturability). SSCI shall develop a project plan for each NPI encompassing all such aspects of NPI as set forth above (“New Product Project Plan”), including without limitation, defining the point at which SSCI shall warrant to McDATA the Manufacturability of any such new Product.

25. INSURANCE

25.1 Minimum Insurance Amounts. SANMINA-SCI agrees to maintain during the term of this Agreement (a) workers’ compensation insurance as prescribed by the law of the state in which SANMINA-SCI’s services are performed; (b) employer’s liability insurance with limits of at least [***] per occurrence; (c) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least [***] for bodily injury and property damage for each occurrence; (d) comprehensive general liability insurance, including blanket contractual liability and broad form property damage, with limits of at least [***] combined single limit for personal injury and property damage for each occurrence; and (e) comprehensive general liability insurance endorsed to include products liability and completed operations coverage in the amount of [***] for each occurrence. SANMINA-SCI shall furnish to McDATA certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage and the expiration date of each policy. Each party agrees that it, its insurer(s) and anyone claiming by, through, under or in its behalf shall have no claim, right of action or right of subrogation against the other party and the other party’s affiliates, directors, officers, employees and customers based on any loss or liability insured against under the insurance required by this Agreement.

25.2 Upon McDATA’s written request pursuant to the execution of this Agreement, SSCI will provide McDATA with proof of such coverage in the form of a Certificate of Insurance. SSCI further agrees to notify McDATA of any changes in such insurance coverage. McDATA’s written request for SSCI to issue a Certificate of Insurance should be sent to the following: Sanmina-SCI Corp. / Attn: Insurance / 2700 North First Street / San Jose, CA 95134.

26. IDENTIFICATION OF PRODUCTS AND TRADEMARK RIGHTS

26.1 Identification of Products. SSCI and McDATA hereby agree that Products sold hereunder will be labeled and marketed by McDATA under McDATA’s (or its McDATAs’) trademarks. SSCI shall have the right to affix and McDATA shall not remove or cover over any nameplate indicating model number, serial number, patent number and/or patent pending legends, and any other markings which may be required by law or by regulatory agencies, where covering over such nameplate would violate any laws, patents, or trademarks.

26.2 Trademark Rights

26.2.1 McDATA shall provide to SSCI for each Product a list and description of the trademarks, trade names, insignia, symbols, decorative designs or packaging designs (collectively the “Trademarks”) to be affixed by SSCI to the finished

Products or to the packaging of such finished Products. SSCI agrees to affix the Trademarks in strict conformity with the then-current McDATA written instructions and standards received by SSCI. However, nothing in this Agreement shall operate to confer on SSCI any right to use any Trademark for any purpose other than in connection with the manufacture or repair of Products in accordance with this agreement

26.2.2 It is the intention of the parties to protect as fully as possible all of their rights to their respective trademarks. Therefore, no right is granted hereunder for either party to use the trademarks of the other party, except as specifically permitted in writing by such other party. Willful use of either party’s trademark by the other party contrary to the provisions of this Section shall constitute a material breach of this Agreement.

27. ENVIRONMENTAL MATTERS

27.1 Compliance With Laws. SSCI warrants that it is currently in compliance with and that it shall continue to comply with all federal, state and local laws, rules, orders, and regulations relating to the protection of the environment and related matters that are applicable to Sanmina-SCI’s manufacturing processes. SSCI acknowledges that any chemical, material or waste that may be used or generated in its processes, is solely its responsibility to properly handle, use, store, treat, and dispose of in accordance with the above mentioned applicable environmental laws and regulations. SSCI shall notify McDATA immediately of any change or possible change in SSCI’s compliance with this section.

27.2 Environmental Laws. SSCI agrees to provide McDATA, promptly upon request, with any and all relevant information concerning its compliance with applicable environmental laws and regulations, including copies of required documentation. SSCI also agrees, upon reasonable notice and during normal office hours, to permit McDATA to inspect its premises and audit its relevant records for the sole purpose of determining SSCI’s compliance with all applicable environmental laws and regulations.

27.3 RoHS And WEEE. Any changes to the above due to RoHS and/or WEEE compliance will be addressed at such time RoHS and/or WEEE become applicable.

28. EXPORT ADMINISTRATION

28.1 Export Compliance. Each party agrees to comply with the U.S. Foreign Corrupt Practices Act and all relevant export laws and regulations of the United States and the country or territory in which the Products are provided (“Export Laws”) to assure that neither any deliverable, if any, nor any direct product thereof is (i) exported, directly or indirectly, in violation of Export Laws or (ii) intended to be used for any purposes prohibited by the Export Laws, including without limitation nuclear, chemical, or biological weapons proliferation.

28.2 Country of Origin Certificate. Upon McDATA’s reasonable request, SSCI will provide a Country of Origin Certificate for SSCI-manufactured Products.

28.3 International Direct Ship Products. Unless otherwise agreed, for Direct Ship Products being shipped internationally, McDATA shall be (i) the exporter of record for any Products and/or Product documentation exported from the country of manufacture, and shall comply with all applicable country of manufacture export control statutes and regulations, and (ii) the importer of record for all Products exported from the country of manufacture and later imported and returned to McDATA or to SSCI. SSCI will cooperate with McDATA in obtaining any export or import licenses for the Products.

28.4 NAFTA. Upon McDATA request, SSCI will evaluate the Product to determine whether or not Product qualifies as originating goods within the North American Free Trade Agreement (NAFTA). SSCI will provide a NAFTA Certificate of Origin for those goods that are found to be NAFTA eligible. McDATA will assist SSCI by providing any information requested by SSCI that is needed to evaluate the Product. Such information may include, but is not limited to: engineering support, technical information, Product literature, functionality of Product, end use of Product, manufacturer and country of manufacture for any components supplied or consigned by McDATA. In the event McDATA’s Product evaluation by SSCI cannot be performed without incurring additional expenses, McDATA will be responsible for payment of such additional expenses.

28.5 Technical Data. McDATA hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from SSCI or any direct product of that technical data or software, to any country for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government.

29. MISCELLANEOUS

29.1 Integration Clause. This Agreement (including the Exhibits to this Agreement) constitutes the entire agreement of the parties, superseding all previous Agreements including the Manufacturing and Purchase Agreement dated 3/1/03 covering the subject matter. This Agreement shall not be changed or modified except by written Agreement, specifically amending, modifying and changing this Agreement, signed by SANMINA-SCI and an authorized representative of the McDATA.

29.2 Order of Precedence. All quotations, Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: (a) this Agreement; (b) Schedules and Exhibits to this Agreement; and (c) if Orders are used to release Product, those portions of the Order that are not pre-printed and which are accepted by SANMINA-SCI. The Parties acknowledge that the preprinted provisions on the reverse side of any such quotation, Order, acknowledgment or invoice have no force or effect.

29.3 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Agreement may be assigned by either party to any corporation controlling, controlled by or under common control with its parent corporation or to any successor to substantially all the business of the party.

29.4 Labor Disputes. SSCI shall immediately notify McDATA whenever any actual or potential labor dispute delays or threatens to delay the timely performance of this Agreement.

29.5 Notices. Wherever one party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

If to Buyer:	with a copy to:

To McDATA:	With an additional copy to:
McDATA Corporation	McDATA Corporation
380 Interlocken Crescent	380 Interlocken Crescent
Broomfield, CO 80021-3464	Broomfield, CO 80021-3464
Attn: VP Manufacturing	Attn: General Counsel
CC: Director of Materials	CC: Director, Contracts Department

If to Seller:	with a copy to:
SANMINA-SCI Corporation	SANMINA-SCI Corporation
2700 N. First Street	2700 N. First Street
San Jose, California 95134	San Jose, California 95134
Att’n: President	Att’n: Vice President & Corporate Counsel
Phone: (408) 964-3600	Phone: (408) 964-3600
Fax: (408) 964-3636	Fax: (408) 964-3636

All such notices shall be effective upon receipt. Either party may designate a different notice address from time to time upon giving ten (10) days’ prior written notice thereof to the other party.

29.6 Relationship of Parties. McDATA and SSCI are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Neither party is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other party, or to bind such other party in any manner to anything whatsoever. It is expressly agreed that under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. Each party shall be solely responsible for payment of all compensation and benefits payable to its employees, as well as all employment related taxes.

29.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a proper authority having jurisdiction over this Agreement, such provision shall be deemed null and void and the remaining provisions of this Agreement shall remain in full force and effect. The parties shall substitute for the affected provision an enforceable provision that approximates the intent and economic effect of the affected provision.

29.8 Waiver. No waiver of any right or remedy on one occasion by either party shall be deemed a waiver of such right or remedy on any other occasion.

29.9 Disputes/Choice of Law. The parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. In the event the parties cannot resolve a dispute, the parties acknowledge and agree that the state courts Denver, Colorado and the federal courts located in the State of Colorado shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement. The parties consent to the exercise by such courts of personal jurisdiction over them and each party waives any objection it might otherwise have to venue, personal jurisdiction, inconvenience of forum, and any similar or related doctrine. This Agreement shall be construed in accordance with the substantive laws of the State of Colorado(excluding its conflicts of laws principles). The United Nations Convention on Contracts for the International Sale of Goods (CISG) is specifically excluded and shall not be applicable to any transaction contemplated herein.

29.10 McDATA Satisfaction Index. McDATA may complete a customer satisfaction index report on a monthly basis and deliver (electronically) to SSCI program management. Report is to be reviewed jointly with McDATA and shall be submitted to the SSCI Executive Management through the SSCI CSI system. (Example of document included as Exhibit H).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date on page one, by their officers, duly authorized.

SANMINA-SCI CORPORATION	McDATA CORP.

/s/ Authorized Officer	/s/ Authorized Officer